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                                                                    EXHIBIT 3.2

                          CERTIFICATE OF DESIGNATION
                      OF THE VOTING POWERS, DESIGNATION,
                   PREFERENCES AND RELATIVE, PARTICIPATING,
             OPTIONAL OR OTHER SPECIAL RIGHTS AND QUALIFICATIONS,
                      LIMITATIONS AND RESTRICTIONS OF THE
                           SERIES A PREFERRED STOCK

                               ----------------

 PURSUANT TO SECTIONS 151 AND 157 OF THE GENERAL CORPORATION LAW OF THE STATE
                                  OF DELAWARE

                               ----------------

  I, David K. Laniak, Chairman of the Board and Chief Executive Officer of ACC Corp., a corporation organized and existing under the General Corporation Law of the State of Delaware (the "Corporation"), DO HEREBY CERTIFY:

  That, pursuant to authority conferred upon the Board of Directors of the Corporation by its Certificate of Incorporation (the "Certificate"), and, pursuant to the provisions of Sections 151 and 157 of the General Corporation Law of the State of Delaware, said Board of Directors, at a duly called meeting held on October 3, 1997, at which a quorum was present and acted throughout, adopted the following resolutions, which resolutions remain in full force and effect on the date hereof creating a series of 100,000 shares of Preferred Stock having a par value of $1.00 per share, designated as Series A Preferred Stock (the "Series A Preferred Stock") out of the class of 2,000,000 shares of preferred stock of the par value of $1.00 per share (the "Preferred Stock"):

  RESOLVED, that pursuant to the authority vested in the Board of Directors in accordance with the provisions of the Certificate, the Board of Directors does hereby create, authorize and provide for the issuance of the Series A Preferred Stock having the voting powers, designation, relative, participating, optional and other special rights, preferences, and qualifications, limitations and restrictions thereof that are set forth as follows:

  Section l. Designation and Amount. The shares of such series shall be designated as "Series A Preferred Stock" and the number of shares constituting such series shall be 100,000.

  Section 2. Dividends and Distributions. (A) Each holder of one one-thousandth of a share (a "Unit") of Series A Preferred Stock shall be entitled to receive, when, as and if declared by the Board of Directors out of funds legally available for that purpose, dividends payable in cash, in an amount per Unit (rounded to the nearest cent) equal to the per share amount of cash dividends declared on shares of the Common Stock. In the event that the Corporation shall at any time after October 3, 1997 (the "Rights Declaration Date") (i) declare any dividend on outstanding shares of Common Stock payable in shares of Common Stock, (ii) subdivide outstanding shares of Common Stock or (iii) combine outstanding shares of Common Stock into a smaller number of shares, then in each such case the amount to which the holder of a Unit of Series A Preferred Stock was entitled immediately prior to such event pursuant to the preceding sentence shall be adjusted by multiplying such amount by a fraction the numerator of which shall be the number of shares of Common Stock that are outstanding immediately after such event and the denominator of which shall be the number of shares of Common Stock that were outstanding immediately prior to such event.

  (B) The Corporation shall declare a dividend or distribution on Units of Series A Preferred Stock as provided in paragraph (A) above immediately after it declares a dividend or distribution on the shares of Common Stock (other than a dividend payable in shares of Common Stock).

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  Section 3. Voting Rights. The holders of Units of Series A Preferred Stock shall have the following voting rights:

    (A) Each Unit of Series A Preferred Stock shall entitle the holder thereof to one vote on all matters submitted to a vote of the stockholders of the Corporation. In the event the Corporation shall at any time after the Rights Declaration Date (i) declare any dividend on outstanding shares of Common Stock payable in shares of Common Stock, (ii) subdivide outstanding shares of Common Stock or (iii) combine the outstanding shares of Common Stock into a smaller number of shares, then in each such case the number of votes per Unit to which holders of Units of Series A Preferred Stock were entitled immediately prior to such event shall be adjusted by multiplying such number by a fraction the numerator of which shall be the number of shares of Common Stock outstanding immediately after such event and the denominator of which shall be the number of shares of Common Stock that were outstanding immediately prior to such event.

    (B) Except as otherwise provided herein or by law, the holders of Units of Series A Preferred Stock and the holders of shares of Common Stock shall vote together as one class on all matters submitted to a vote of stockholders of the Corporation.

    (C) Except as set forth herein, holders of Units of Series A Preferred Stock shall have no special voting rights and their consents shall not be required (except to the extent they are entitled to vote with holders of shares of Common Stock as set forth herein) for taking any corporate action.

  Section 4. Reacquired Shares. Any Units of Series A Preferred Stock purchased or otherwise acquired by the Corporation in any manner whatsoever shall be retired and cancelled promptly after the acquisition thereof. All such Units shall, upon their cancellation, become authorized but unissued Units of Preferred Stock and may be reissued as part of a new series of Preferred Stock to be created by resolution or resolutions of the Board of Directors, subject to the conditions and restrictions on issuance set forth herein.

  Section 5. Liquidation, Dissolution or Winding Up. (A) Upon any voluntary or involuntary liquidation, dissolution or winding up of the Corporation, no distribution shall be made (i) to the holders of shares of junior stock unless the holders of Units of Series A Preferred Stock shall have received, subject to adjustment as hereinafter provided in paragraph (B), the greater of either
(a) $1.00 per Unit or (b) the amount equal to the aggregate per share amount to be distributed to holders of shares of Common Stock, or (ii) to the holders of shares of parity stock, unless simultaneously therewith distributions are made ratably on Units of Series A Preferred Stock and all other shares of such parity stock in proportion to the total amounts to which the holders of Units of Series A Preferred Stock are entitled under clause (i)(a) of this sentence and to which the holders of shares of such parity stock are entitled, in each case upon such liquidation, dissolution or winding up.

  (B) In the event the Corporation shall at any time after the Rights Declaration Date (i) declare any dividend on outstanding shares of Common Stock payable in shares of Common Stock, (ii) subdivide outstanding shares of Common Stock, or (iii) combine outstanding shares of Common Stock into a smaller number of shares, then in each such case the aggregate amount to which holders of Units of Series A Preferred Stock were entitled immediately prior to such event pursuant to clause (i)(b) of paragraph (A) of this Section 5 shall be adjusted by multiplying such amount by a fraction the numerator of which shall be the number of shares of Common Stock that are outstanding immediately after such event and the denominator of which shall be the number of shares of Common Stock that were outstanding immediately prior to such event.

  Section 6. Consolidation, Merger, etc. In case the Corporation shall enter into any consolidation, merger, combination or other transaction in which the shares of common stock are exchanged for or converted into other stock or securities, cash and/or any other property, then in any such case Units of Series A Preferred Stock shall at the same time be similarly exchanged for or converted into an amount per Unit (subject to the provision for adjustment hereinafter set forth) equal to the aggregate amount of stock, securities, cash and/or any other property (payable in kind), as the case may be, into which or for which each share of Common Stock is converted or exchanged. In the event the Corporation shall at any time after the Rights Declaration Date
(i)

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declare any dividend on outstanding shares of Common Stock payable in shares of Common Stock, (ii) subdivide outstanding shares of Common Stock, or (iii) combine outstanding Common Stock into a smaller number of shares, then in each such case the amount set forth in the immediately preceding sentence with respect to the exchange or conversion of Units of Series A Preferred Stock shall be adjusted by multiplying such amount by a fraction the numerator of which shall be the number of shares of Common Stock that are outstanding immediately after such event and the denominator of which shall be the number of shares of Common Stock that were outstanding immediately prior to such event.

  Section 7. Redemption. The Units of Series A Preferred Stock shall not be redeemable.

  Section 8. Ranking. The Units of Series A Preferred Stock shall rank junior to all other series of the Preferred Stock and to any other class of preferred stock that hereafter may be issued by the Corporation as to the payment of dividends and the distribution of assets, unless the terms of any such series or class shall provide otherwise.

  Section 9. Amendment. The Certificate, including, without limitation, this resolution, shall not hereafter be amended, either directly or indirectly, or through merger or consolidation with another corporations in any manner that would alter or change the powers, preferences or special rights of the Series A Preferred Stock so as to affect them adversely without the affirmative vote of the holders of a majority or more of the outstanding Units of Series A Preferred Stock, voting separately as a class.

  Section 10. Fractional Shares. The Series A Preferred Stock may be issued in Units or other fractions of a share, which Units or fractions shall entitle the holder, in proportion to such holder's fractional shares, to exercise voting rights, receive dividends, participate in distributions and to have the benefit of all other rights of holders of Series A Preferred Stock.

  Section 11. Certain Definitions. As used herein with respect to the Series A Preferred Stock, the following terms shall have the following meanings:

    (A) The term "Common Stock" shall mean the class of stock designated as the Class A common stock, par value $.015 per share, of the Corporation at the date hereof or any other class of stock resulting from successive changes or reclassification of such common stock.

    (B) The term "junior stock", as used in Section 5 hereof, shall mean the Common Stock and any other class or series of capital stock of the Corporation over which the Series A Preferred Stock has preference or priority in the distribution of assets on any liquidation, dissolution or winding up of the Corporation.

    (C) The term "parity stock", as used in Section 5 hereof, shall mean any class or series of capital stock ranking pari passu with the Series A Preferred Stock in the distribution of assets on any liquidation, dissolution or winding up of the Corporation.

  IN WITNESS WHEREOF, ACC Corp. has caused this Certificate to be signed this 3rd day of October, 1997.

                                          ACC CORP.

                                             /s/ David K. Laniak
                                          By__________________________________
                                          Name: David K. Laniak
                                          Title: Chairman of the Board and
                                              Chief Executive Officer


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